EXHIBIT 3.3

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT
OF
U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.

EXHIBIT 3.3

CONTENTS
THIRD AMENDED AND RESTATED
ARTICLE I DEFINITIONS	2
ARTICLE III RIGHTS OF MEMBERS	14
3.1	Limitation of Liability	14
3.2	Outside Activities of the Members	14
3.3	Rights of Members	14
3.4	Indemnification	15
3.5	Voting	16
ARTICLE IV TRANSFERS OF INTERESTS	17
4.1	Transfer Generally	17
4.2	Transfer of Membership Interest	17
4.3	Restrictions on Transfers	17
ARTICLE V ADMISSION OF MEMBERS; CAPITAL	18
ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS	23
6.1	Allocations for Capital Account Purposes	23
6.2	Allocations for Tax Purposes	23
6.3	Distributions	27
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS	28

i

EXHIBIT 3.3

7.11	Independent Directors	34
7.12	Officers	35
ARTICLE VIII BOOKS, RECORDS AND ACCOUNTING	37
8.1	Books, Records and Accounting	37
8.2	Fiscal Year	37
8.3	Reports	37
ARTICLE IX TAX MATTERS
9.1	Tax Returns and Information	38
9.2	Tax Elections	38
9.3	Tax Controversies	38
9.4	Withholding	38
ARTICLE X ADMISSION OF SPECIAL AND ADDITIONAL MEMBERS	39
10.1	Admission of Special Members	39
10.2	Admission of Additional Members and Substituted Members	39
10.3	Amendment of Agreement and Certificate of Formation	40
ARTICLE XI WITHDRAWAL OF MEMBERS	40
ARTICLE XII DISSOLUTION AND LIQUIDATION	40
12.1	Dissolution	40
12.2	Liquidator	40
12.3	Liquidation	41
12.4	Cancellation of Certificate of Formation	43
12.5	Return of Contributions	43
12.6	Waiver of Partition	43
12.7	Capital Account Restoration	43
ARTICLE XIII AMENDMENT OF AGREEMENT	43
ARTICLE XIV MERGER	44
14.1	Authority	44
14.2	Procedure for Merger or Consolidation	44
14.3	Approval by Members of Merger or Consolidation	45
14.4	Certificate of Merger	46
14.5	Effect of Merger	46
ARTICLE XV GENERAL PROVISIONS	47

ii

THIRD AMENDED AND RESTATED
OPERATING AGREEMENT OF
U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.

THIS THIRD AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement") OF U.S. TIMBERLANDS KLAMATH FALLS, L.L.C., a Delaware limited liability company (the "Company"), dated as of July 25, 2003 (the "Effective Date"), is entered into by UST KLAMATH FALLS HOLDINGS, LLC, a Delaware limited liability company ("Klamath Holdings"), and U.S. TIMBERLANDS SERVICES COMPANY, L.L.C., a Delaware limited liability company ("Services"), together with any other Persons who hereafter become Members in the Company or parties hereto as provided herein.

     WHEREAS, U.S. Timberlands Holdings, L.L.C., a Delaware limited liability company ("Holdings"), and Rudey Timber Company, L.L.C., a Delaware limited liability company ("Rudey Timber"), were parties to the Amended and Restated Operating Agreement of the Company, dated as of August 30, 1996;

     WHEREAS, Services, and U.S. Timberlands Company, L.P., a Delaware limited partnership ("MLP"), are parties to the Second Amended and Restated Operating Agreement of the Company (the "Prior Agreement"), dated as of November 19, 1997;

     WHEREAS, in connection with the privatization of MLP (the "Privatization"), MLP has contributed its 98.9899% membership interest in the Company to UST Yakima Holdings II, LLC, a Delaware limited liability company ("Yakima Holdings II") pursuant to that certain Contribution Agreement dated as of July 25, 2003 by and among MLP, Yakima Holdings II, UST Yakima Holdings, LLC, a Delaware limited liability company ("Yakima Holdings"), U.S. Timberlands Yakima, LLC, a Delaware limited liability company ("Yakima"), and Klamath Holdings (the "Contribution Agreement");

     WHEREAS, pursuant to the Contribution Agreement, Yakima Holdings II subsequently contributed its 98.9899% membership interest in the Company to Yakima Holdings;

     WHEREAS, pursuant to the Contribution Agreement, Yakima Holdings subsequently contributed its 98.9899% membership interest in the Company to Yakima;

     WHEREAS, pursuant to the Contribution Agreement, Yakima subsequently contributed its 98.9899% membership interest in the Company to Klamath Holdings;

     WHEREAS, in connection with the Privatization and pursuant to the U.S. Timberlands Yakima Indenture, dated as of September 14, 2001, by and among Yakima, as issuer, BNY Midwest Trust Company, an Illinois corporation (the "Trustee"), as trustee, and MBIA Insurance Corporation, a New York stock insurance company ("MBIA"), as insurer (as amended, supplemented or modified from time to time, the "Indenture") and the Series 2003-1 Supplement to the Indenture dated as of February 25,

EXHIBIT 3.3

2003 by and among Yakima, the Trustee, MBIA and MBIA, Inc., Yakima issued that certain Series 2003-1 Note, dated as of February 25, 2003, in the aggregate principal amount of $32,000,000 (the "Series 2003-1 Note");

     WHEREAS, it is a condition subsequent to the issuance of the Series 2003-1 Note that MLP, Yakima Holdings II, Yakima Holdings, Yakima and Klamath Holdings consummate the membership interest transfers described above pursuant to the Contribution Agreement and that Klamath Holdings, Services and the Company enter into this Agreement; and

     WHEREAS, Klamath Holdings desires to enter into this Agreement to provide for, among other things, the management of the business and affairs of the Company, the rights of Klamath Holdings with respect to the Company, the rights and obligations of any other Persons subsequently admitted as Members, and certain other matters.

     NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I DEFINITIONS
1.1 Definitions

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Additional Member" means a Person admitted to the Company as a Member pursuant to Section 10.2 and who is shown as such on the books and records of the Company.

     "Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704 -1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704 -2(g) and 1.704 -2(i)(5)) and (b) decreased by: (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulations Section 1.751 -1(b)(2)(ii); and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1.3.1 or 6.1.3.2) . The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704 -1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

EXHIBIT 3.3

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(c)(i) or 5.5 (c)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination of the Company pursuant to Treasury Regulations Section 1.708 -1(b)(1)(iv), such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 5.5(c)(i) or 5.5(c)(ii) .

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

     "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code (whether before or after finalization of Proposed Treasury Regulations Section 1.708 -1(b)(l)(iv)) shall be determined in accordance with Section 5.5(c)(i) . Subject to Section 5.5(c)(i), the Board shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

     "Agreement" means this Third Amended and Restated Operating Agreement of U.S. Timberlands Klamath Falls, LLC, as it may be amended, supplemented or restated from time to time. This Agreement shall constitute a "limited liability company agreement" as such term is defined in the Delaware Limited Liability Company Act.

     "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

     "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date,

EXHIBIT 3.3

     (a) the sum of (i) all cash and cash equivalents of the Company Group on hand at the end of such Quarter and (ii) all additional cash and cash equivalents of the Company Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes made subsequent to the end of such Quarter, less

     (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board so determines.

     Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

     "Bankruptcy" means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (iv) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(l) and 18-304 of the Delaware Limited Liability Company Act.

     "Basic Documents" means this Agreement, the Klamath Servicing Agreement and all documents and certificates contemplated thereby, related thereto or delivered in connection therewith.

EXHIBIT 3.3

     "Board" or "Board of Directors" means the Board of Directors of the Company; provided, however, that except where, pursuant to the provisions of Section 7.10, determinations of the Board require the participation of the Independent Directors, and except as the context otherwise requires, references herein to the Board or Board of Directors (or to the makeup of or action by the Board) shall be deemed to exclude reference to the Independent Directors. For the avoidance of doubt, "Board" or "Board of Directors" shall include both the Regular Directors and the Independent Directors for purposes of the making of determinations of the Board pursuant to Sections 7.10(b) and 7.10(c) .

     "Book-Tax Disparity" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the states of New York or Washington shall not be regarded as a Business Day.

     "Capital Account" means the capital account maintained for a Member pursuant to Section 5.5. The "Capital Account" of a Member in respect of a Membership Interest shall be the amount that such Capital Account would be if such Membership Interest were the only interest in the Company held by a Member from and after the date on which such Membership Interest was first issued.

     "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement.

     "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members' Capital Accounts in respect of such Contributed Property and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(c)(i) and 5.5(c)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board.

     "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as

EXHIBIT 3.3

such Certificate of Formation may be amended, supplemented or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of a successor law.

     "Commission" means the United States Securities and Exchange Commission.

     "Company" has the meaning set forth in the recitals hereto.

     "Company Group" means the Company and any Subsidiary of the Company, treated as a single consolidated entity.

     "Contribution Agreement" has the meaning set forth in the recitals hereto.

     "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Limited Liability Company Act, but excluding cash, contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to Section 708 of the Code, whether before or after finalization of Proposed Treasury Regulations Section 1.708 -1(b)(1)(iv)). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(c), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

     "Covered Persons" has the meaning set forth in Section 3.4(a) .

     "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1.3.9.

     "Delaware Limited Liability Company Act" means the Delaware Limited Liability Company Act, 6 Del. C. §§18-101 et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

     "Directors" means the Persons elected to the Board of Directors from time to time by the Members, in their capacity as managers of the Company. The Directors shall consist of "Regular Directors" and "Independent Directors" as provided in Sections 7.1(a) and 7.11. A Director is hereby designated as a "manager" of the Company within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act.

     "Economic Risk of Loss" has the meaning set forth in Treasury Regulations Section 1.752 -2(a).

     "Effective Date" has the meaning set forth in the recitals hereto.

     "Group Member" means a member of the Company Group.

     "Holdings" has the meaning set forth in the recitals hereto.

EXHIBIT 3.3

     "Indenture" has the meaning set forth in the recitals hereto.

     "Independent Director" means a natural person who (i) is not a member (whether direct, indirect or beneficial), customer or supplier of the Company or any of its Affiliates; (ii) is not a director, officer, employee, Affiliate or Associate of MLP or any of its Affiliates (other than the Company); (iii) is not a Person related to any Person referred to in clauses (i) or (ii); (iv) is not a trustee, conservator or receiver for any Affiliates of MLP; and (v) has, (A) prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (B) at least three years of employment experience with one or more entities (other than the Company or any of its Affiliates) that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

     "Insurance Agreement" means that certain Insurance and Reimbursement Agreement between Yakima, MBIA and the Trustee, dated as of September 14, 2001, as it may be amended, supplemented or restated from time to time.

     "Issuer Pledge Agreement" means that certain Issuer Pledge Agreement, dated as of the date hereof, executed and delivered by Yakima in favor of the Trustee, as it may be amended, supplemented or restated from time to time.

     "Klamath Falls Indenture" has the meaning set forth in Section 2.4(a)(ii) .

     "Klamath Holdings" has the meaning set forth in the recitals hereto.

     "Klamath Servicing Agreement" means that certain management agreement dated as of the date hereof between the Company and Services, as it may be amended, supplemented or restated from time to time.

     "Liquidation Date" means (a) in the case of an event giving rise to the dissolution of the Company of the type described in clause (a)(i) of Section 12.1, the date on which the applicable time period during which the personal representative of the last remaining Voting Interest Member has the right to elect to reconstitute the Company and continue its business has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Company, the date on which such event occurs.

     "Liquidator" means one or more Persons selected by the Board to perform the functions described in Section 12.3 as liquidating trustee of the Company within the meaning of the Delaware Limited Liability Company Act.

     "Majority" means, with respect to Voting Interest Members, Members holding, in the aggregate, more than 50% of the Voting Percentage Interests.

EXHIBIT 3.3
     "Management Agreement" means the management agreement between the Company and each Director substantially in the form attached hereto as Exhibit A.

     "Material Action" means to consolidate or merge the Company with or into any Person, or sell all or substantially all of the assets of the Company, or to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company's inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

      "MBIA" has the meaning set forth in the recitals hereto.

     "Member" means Klamath Holdings and Services and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company, so long as they remain members; provided, however, the term "Member" shall not include the Special Members.

     "Membership Interest" means the ownership interest of a Member in the Company.

     "Merger Agreement" has the meaning assigned to such term in Section 14.1.

      "MLP" has the meaning set forth in the recitals hereto.

      "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Member by the Company, the Company's Carrying Value of such property (as adjusted pursuant to Section 5.5(c)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

      "Net Income" means, for any taxable year, the excess, if any, of the Company's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1.3.

EXHIBIT 3.3

     "Net Loss" means, for any taxable year, the excess, if any, of the Company's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1.3.

     "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1.3.

     "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1.3.

     “Non-Voting Interest” means that Membership Interest owned by a Non-Voting Interest Member, including, without limitation, such Non-Voting Interest Member’s rights to Net Income, Net Loss and distributions of Available Cash.

     “Non-Voting Interest Member” means, initially, Services and thereafter any Member who owns a Non-Voting Interest in the Company.

     "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704 -2(b), are attributable to a Nonrecourse Liability.

     "Nonrecourse Liability" has the meaning set forth in Treasury Regulations Section 1.752 -1(a)(2).

     "Notes" has the meaning set forth in the Indenture.

     "Obligations" shall mean the indebtedness, liabilities and obligations of Yakima under or in connection with the Related Yakima Documents as in effect as of any date of determination.

EXHIBIT 3.3

     "Officer" means an officer of the Company described in Section 11.

     "Officer's Certificate" means a certificate signed by any Officer of the Company who is authorized to act for the Company in matters relating to the Company.

     "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704 -2(b)(4).

     "Partner Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulations Section 1.704 -2(i)(2).

     "Partner Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulations Section 1.704 -2(i), are attributable to a Partner Nonrecourse Debt.

     "Partnership Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulations Section 1.704 -2(d).

     "Percentage Interest" means, with respect to each Member, such Member’s share of the profits and losses of the Company and such Member’s percentage right to receive distributions of the Company’s assets, in each case, that are allocated or distributed to Members pursuant to the terms of this Agreement. Initially, Klamath Holdings has a 98.9899% Percentage Interest and Services has a 1.0101% Percentage Interest.

     "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

     "Privatization" has the meaning set forth in the recitals hereto.

     "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Company.

     "Rating Agency" has the meaning assigned to that term in the Indenture.

     "Rating Agency Condition" means, with respect to any action, that each Rating Agency shall have been given ten days prior notice thereof and that each of the Rating Agencies shall have notified Yakima in writing that such action will not result in a reduction or withdrawal of the then current rating by such Rating Agency of any of the Notes.

     "Recapture Income" means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

EXHIBIT 3.3

     "Related Yakima Documents" means the Indenture, any and all supplements thereto and any and all notes issued thereunder, the Insurance Agreement, the Yakima Holdings Pledge Agreement and the Issuer Pledge Agreement.

     "Required Allocations" means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1.3.1, 6.1.3.2, 6.1.3.4, 6.1.3.7 or 6.1.3.9.

     "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

      "Rudey Timber" has the meaning set forth in the recitals hereto.

      "Services" has the meaning set forth in the recitals hereto.

     "Special Member" means a Person serving as an Independent Director who is admitted to the Company as a member of the Company pursuant to Section 10.1. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

     "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     "Substituted Member" means a Person who is admitted as a Member of the Company pursuant to Section 4.2, subject to Section 10.2.

      "Surviving Business Entity" has the meaning assigned to such term in Section 14.2(b).

     "Tax Distributions" means distributions to the Members in amounts as will enable the Members to make payment of federal and state income taxes (including quarterly estimates therefor) which may become due or payable with respect to each fiscal period or part thereof.

EXHIBIT 3.3

     "Transfer" has the meaning assigned to such term in Section 4.1(a) .

     "Trustee" has the meaning set forth in the recitals hereto.

     "Unrealized Gain" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(c)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(c) as of such date).

     "Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(c) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(c)) .

     "U.S. GAAP" means United States Generally Accepted Accounting Principles consistently applied.

     "UST Finance Corp." means U.S. Timberlands Finance Corp., a Delaware corporation.

     “Voting Interest” means that Membership Interest owned by a Voting Interest Member, including, without limitation, such Voting Interest Member’s rights to Net Income, Net Loss and distributions of Available Cash.

     “Voting Interest Member” means, initially, Klamath Holdings and thereafter any Member who owns a Voting Interest in the Company.

     “Voting Percentage Interest” means, with respect to each Voting Interest Member, such Member’s right to vote with respect to any matter to be determined by the Voting Interest Members in accordance with the terms of this Agreement. Initially, Klamath Holdings has a 100% Voting Percentage Interest.

     "Yakima Holdings" has the meaning set forth in the recitals hereto.

     "Yakima Holdings II" has the meaning set forth in the recitals hereto.

     "Yakima Holdings Pledge Agreement" means that certain Yakima Holdings Pledge Agreement, dated as of September 14, 2001, executed and delivered by Yakima Holdings in favor of the Trustee, as it may be amended, supplemented or restated from time to time.

1.2 Construction

     Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references

12

EXHIBIT 3.3

to Articles and Sections refer to Articles and Sections of this Agreement; and (c) "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II ORGANIZATION
2.1 Formation

     The Company filed a Certificate of Formation with the Secretary of State of the State of Delaware on August 7, 1996. The rights, duties, liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by this Agreement and the Delaware Limited Liability Company Act. All Membership Interests shall constitute personal property of the owner thereof for all purposes, and a Member has no interest in specific Company property.

2.2 Name

     The name of the Company shall be "U.S. Timberlands Klamath Falls, L.L.C." The Company's business may be conducted under any other name or names deemed necessary or appropriate by the Board in its sole discretion. The words "Limited Liability Company," "L.L.C." or "LLC" shall be included in the Company's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. Subject to the restrictions set forth in the Indenture, the Board in its discretion may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices

     Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the Corporation Trust Company. The principal office of the Company shall be located at 6400 Highway 66, Klamath Falls, Oregon 97601, or such other place as the Board may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board deems necessary or appropriate. The address of the Board shall be 625 Madison Ave., Suite 10-B, New York, New York 10022, or such other place as the Board may from time to time designate by notice to the Members.

2.4  Purpose and Business (a) The purpose and nature of the business to be conducted by the Company shall be to:

EXHIBIT 3.3

     (i) own, hold title to, manage, service, acquire, dispose of and operate (or arrange for an agent to manage, service and/or operate) the timber properties of the Company;

     (ii) enter into, perform and comply with the Basic Documents and that certain Indenture, dated November 19, 1997, by and among the Company, U.S. Timberlands Finance Corp., a Delaware corporation (“UST Finance Corp.”), and State Street Bank and Trust Company, as Trustee, as amended to date (the "Klamath Falls Indenture");

     (iii) own equity interests in UST Finance Corp. and other entities whose purposes are restricted to those of the type set forth in clause (i) above; and

     (iv) engage in any lawful act or activity and exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes and that are not prohibited by the Basic Documents and the Related Yakima Documents (including the entering into of debt financing arrangements not prohibited by the Basic Documents and the Related Yakima Documents, interest rate or basis swap, cap, floor or collar agreements, currency exchange agreements or similar hedging transactions and referral, management, servicing and administration agreements).

     (b) The Company, by or through any Director or Officer on behalf of the Company, may enter into and perform the Basic Documents, the Klamath Falls Indenture and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement, the Delaware Limited Liability Company Act or applicable law, rule or regulation. The foregoing authorization shall not be deemed a restriction on the powers of any Director or Officer to enter into other agreements on behalf of the Company.

2.5 Powers

     Subject to the limitations set forth in Section 7.10, the Company, and the Directors and Officers on its behalf, shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

2.6 Term

     The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Delaware Limited Liability Company Act and shall be perpetual unless earlier terminated and dissolved in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until

EXHIBIT 3.3

the cancellation of the Certificate of Formation as provided in the Delaware Limited Liability Company Act.

2.7 Title to Company Assets

Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III RIGHTS OF MEMBERS
3.1 Limitation of Liability

     Except as otherwise expressly provided by the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Members, the Special Members, any Director or any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Special Member, Director or Officer of the Company.

3.2 Outside Activities of the Members

     Any Member, Special Member or any Affiliate of the foregoing shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. None of the Company, any Member, Special Member or any Affiliate of the foregoing shall have any rights by virtue of this Agreement in any business ventures of any Member.

3.3	Rights of Members
(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.3(b), each Member shall have the right, for a purpose reasonably related to such Member's interest as a member in the Company, upon reasonable written demand and at such Member's own expense:

     (i) to obtain true and full information regarding the status of the business and financial condition of the Company;

     (ii) promptly after their becoming available, to obtain a copy of the Company's federal, state and local income tax returns for each year;

EXHIBIT 3.3

     (iii) to have furnished to it a current list of the name and last known business, residence or mailing address of each Member;

     (iv) to have furnished to it a copy of this Agreement and the Certificate of Formation and all amendments thereto;

     (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

     (vi) to obtain such other information regarding the affairs of the Company as is just and reasonable.

     (b) The Board may keep confidential from the Members, for such period of time as the Board deems reasonable, (i) any information that the Board reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Board in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group, or (C) any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.3) .

3.4	Indemnification
(a) No Member, Special Member, Officer, Director, employee or agent of the

Company nor any employee, representative, agent or Affiliate of any Member or Special Member (collectively, the "Covered Persons") shall be liable to the Company or any other Person who has an interest in or claim against the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

     (b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 3.4 by the Company shall be provided out of and to the extent of Company assets only, and the Members and the Special Members shall not have personal liability on account thereof, and provided further, that so long as any Obligation is outstanding, no indemnity payment from funds

EXHIBIT 3.3

of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section 3.4 shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

     (c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in this Section 3.4.

     (d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

     (e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members and the Special Members to replace such other duties and liabilities of such Covered Person.

     (f) The foregoing provisions of this Section 3.4 shall survive any termination of this Agreement.

3.5 Voting

     Each Voting Interest Member shall be entitled to the number of votes equal to its Voting Percentage Interest on any matter requiring the approval of the Members, whether pursuant to this Agreement or the Delaware Limited Liability Company Act. Except as provided in Article XIII, the Non-Voting Interest Members shall not be entitled to vote or consent on any matter requiring the approval of the Members, whether pursuant to this Agreement or the Delaware Limited Liability Company Act.

EXHIBIT 3.3
ARTICLE IV TRANSFERS OF INTERESTS

4.1	Transfer Generally
(a) The term "transfer," when used in this Agreement with respect to a

Membership Interest, shall be deemed to refer to a transaction by which the holder of a Membership Interest assigns such Membership Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

     (b) No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

4.2 Transfer of Membership Interest

     Subject to Section 10.2, any Member may assign in whole or in part its Membership Interest in the Company. If a Member transfers all or part of its

Membership Interest in the Company pursuant to this Section 4.2, the transferee shall be admitted to the Company as a Substituted Member of the Company with respect to such transferred Membership Interest upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation in compliance with the Basic Documents shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

4.3	Restrictions on Transfers
(a) Notwithstanding Section 4.2 and subject to Section 4.3(c), no transfer of any Membership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Company or any Member under the laws of the jurisdiction of its formation, (iii) violate any terms of any Basic Documents, or (iv) cause the Company or any Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

     (b) The Board may impose restrictions on the transfer of Membership Interests if a subsequent opinion of counsel determines that such restrictions are necessary to avoid a significant risk of the Company or any Member becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Board may determine to be necessary or appropriate to impose such restrictions.

EXHIBIT 3.3

ARTICLE V

ADMISSION OF MEMBERS; CAPITAL

5.1 Classes of Interests

     The Company shall be authorized to issue two classes of Membership Interests, which classes shall be designated as Voting Interests and Non-Voting Interests.

5.2	Capital Contributions
(a) As described in the Prior Agreement, pursuant to the Contribution and

Conveyance Agreement (as defined in the Prior Agreement) (i) Services contributed to the Company, as a Capital Contribution, all of its timber operations in exchange for a Membership Interest and, immediately following such contribution, Services transferred all but a 1.0101% Membership Interest to MLP in exchange for certain interests therein as more particularly described in the Registration Statement (as defined in the Prior Agreement); (ii) Rudey Timber contributed to Holdings all of its Membership Interest in the Company in exchange for an additional member interest in Holdings; (iii) the Company assumed certain indebtedness of Holdings and, immediately following such assumption, Holdings contributed all of its Membership Interest to MLP in exchange for certain interests therein as more particularly described in the Registration Statement. Thereafter, MLP contributed to the Company all of the net proceeds from the sale of Common Units (as defined in the Prior Agreement) offered pursuant to the Registration Statement. Following the foregoing transactions, Services held a 1.0101% Membership Interest and MLP held a 98.9899% Membership Interest in the Company.

     (b) In connection with the Privatization and pursuant to the Contribution Agreement, MLP contributed all of its Membership Interests in the Company to Yakima Holdings II, Yakima Holdings II contributed such Membership Interests to Yakima Holdings, Yakima Holdings contributed such Membership Interests to Yakima, and Yakima contributed such Membership Interests to Klamath Holdings. Accordingly, Klamath Holdings owns a 98.9899% Membership Interest in the Company (which is a Voting Interest) and Services owns a 1.0101% Membership Interest in the Company (which is a Non-Voting Interest).

5.3 Additional Capital Contributions

     With the consent of the Board, any Member may, but shall not be obligated to, make additional Capital Contributions to the Company. The provisions of this Agreement, including this Section 5.3, are intended to benefit the Members and the Special Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary to this Agreement) and the Members and the Special Members shall not have any duty or obligation to any creditor of the Company to make any contributions to the Company or to issue any call for capital pursuant to this Agreement.

EXHIBIT 3.3

5.4 Interest and Withdrawal

     No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

5.5	Capital Accounts
(a) The Company shall maintain for each Member (or a beneficial owner of

Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Board in its sole discretion) owning a Membership Interest a separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulations Section 1.704 -1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Membership Interest pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Membership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest pursuant to this Agreement and (y) all items of Membership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Membership Interest pursuant to Section 6.1.

     (b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

     (i) Solely for purposes of this Section 5.5, the Company shall be treated as owning directly its proportionate share (as determined by the Board) of all property owned by any Subsidiary that is classified as a partnership for federal income tax purposes.

     (ii) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Membership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

     (iii) Except as otherwise provided in Treasury Regulations Section 1.704 -1(b)(2)(iv)(m), computation of all items of income, gain, loss and deduction shall

EXHIBIT 3.3

be made without regard to any election under Section 754 of the Code that may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704 -1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

     (iv) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition was equal in amount to the Company's Carrying Value with respect to such property as of such date.

     (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(c) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Board may adopt.

     (vi) If the Company's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

     (vii) A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

(c)

     (i) In accordance with Treasury Regulations Section 1.704 - 1(b)(2)(iv)(f), on an issuance of additional Membership Interests for cash or Contributed

EXHIBIT 3.3

Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Board using such reasonable method of valuation as it may adopt; provided, however, that the Board, in arriving at such valuation, must take fully into account the fair market value of the Membership Interests of all Members at such time. The Board shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.

     (ii) In accordance with Treasury Regulations Section 1.704 -1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of a Membership Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed contribution and/or distribution occurring as a result of a termination of the Company pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 5.5(c)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

5.6 Loans From Members

     Loans by a Member to the Company shall not constitute Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such excess advances shall be a debt obligation of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

EXHIBIT 3.3

5.7 Limited Preemptive Rights

     No Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions; (b) the issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) the issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) the issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) the issuance or sale of any other securities that may be issued or sold by the Company.

5.8 Fully Paid and Nonassessable Nature of Membership Interests

     All Membership Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and nonassessable Membership Interests, except as such nonassessability may be affected by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1 Allocations for Capital Account Purposes

     For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

6.1.1 Net Income

     After giving effect to the special allocations set forth in Section 6.1.3, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated among the Members as follows:

     (a) First, in accordance with their Percentage Interests until the cumulative amount of Net Income allocated to the Members pursuant to this Section 6.1.1(a) equals the cumulative amount of Net Losses allocated to the Members pursuant to Section 6.1.2(c);

     (b) Second, in accordance with their Percentage Interests until the cumulative amount of Net Income allocated to the Members pursuant to this Section 6.1.1(b) equals the cumulative amount of Net Losses allocated to the Members pursuant to Section 6.1.2(b); and

     (c) Thereafter, to the Members in accordance with their respective Percentage Interests.

EXHIBIT 3.3

6.1.2 Net Loss

     After giving effect to the special allocations set forth in Section 6.1.3, Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated among the Members as follows:

     (a) First, in accordance with their Percentage Interests until the cumulative amount of Net Losses allocated to the Members pursuant to this Section 6.1.2(a) equals the cumulative amount of Net Income allocated to the Members pursuant to Section 6.1.1(c);

     (b) Second, in proportion to and to the extent necessary to cause each Member's Capital Account to equal zero; and

     (c) Thereafter, among the Members in accordance with their respective Percentage Interests.

6.1.3 Special Allocations

     Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

6.1.3.1 Partnership Minimum Gain Chargeback

     Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704 -2(f)(6), 1.704 -2(g)(2) and 1.704 -2(j)(2)(i), or any successor provision. For purposes of this Section 6.1.3, each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1.3 with respect to such taxable period (other than an allocation pursuant to Sections 6.1.3.5 and 6.1.3.6) . This Section 6.1.3.1 is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulations Section 1.704 -2(f) and shall be interpreted consistently therewith.

6.1.3.2 Chargeback of Partner Nonrecourse Debt Minimum Gain

     Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1.3.1), except as provided in Treasury Regulations Section 1.704 -2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulations Sections 1.704 -2(i)(4) and 1.704 -2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1.3, each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations

EXHIBIT 3.3

pursuant to this Section 6.1.3, other than Section 6.1.3.1 and other than an allocation pursuant to Sections 6.1.3.5 and 6.1.3.6, with respect to such taxable period. This Section 6.1.3.2 is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704 -2(i)(4) and shall be interpreted consistently therewith.

6.1.3.3 Qualified Income Offset

     In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704 -1(b)(2)(ii)(d)(4), 1.704 -1(b)(2)(ii)(d)(5) or 1.704 -1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1.3.1 or 6.1.3.2.

6.1.3.4 Gross Income Allocations

     In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704 -2(g) and 1.704 -2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1.3.4 shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1.3.4 were not in this Agreement.

6.1.3.5 Nonrecourse Deductions

     Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Board determines in its good faith discretion that the Company's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

6.1.3.6 Partner Nonrecourse Deductions

     Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704 -2(i). If more than one Member bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among

EXHIBIT 3.3

such Members in accordance with the ratios in which they share such Economic Risk of Loss.

6.1.3.7 Nonrecourse Liabilities

     For purposes of Treasury Regulations Section 1.752 -3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

6.1.3.8 Code Section 754 Adjustments

     To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulations Section 1.704 -1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

6.1.3.9 Curative Allocation

     (a) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1.3.9(a) shall only be made with respect to Required Allocations to the extent the Board reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 6.1.3.9(a) shall be deferred with respect to allocations pursuant to clauses (1) and (2) above to the extent the Board reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

     (b) The Board shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1.3.9(a) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations and (2) divide all allocations pursuant to Section 6.1.3.9(a) among the Members in a manner that is likely to minimize such economic distortions.

EXHIBIT 3.3
6.2	Allocations for Tax Purposes
(a) Except as otherwise provided herein, for federal income tax purposes,

each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

     (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

     (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

     (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(c)(i) or 5.5(c)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

     (iii) The Board shall apply the principles of Treasury Regulations Section 1.704 -3(d) to eliminate Book-Tax Disparities.

     (c) For the proper administration of the Company and for the preservation of uniformity of the Membership Interests (or any class or classes thereof), the Board shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Membership Interests (or any class or classes thereof). The Board may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members and if such allocations are consistent with the principles of Section 704 of the Code.

EXHIBIT 3.3

     (d) The Board in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company's common basis of such property, despite any inconsistency of such approach with Proposed Treasury Regulations Section 1.168 -2(n), Treasury Regulations Section 1.167(c) -l(a)(6) or the legislative history of Section 197 of the Code. If the Board determines that such reporting position cannot reasonably be taken, the Board may adopt depreciation and amortization conventions under which all purchasers acquiring Membership Interests in the same month would receive depreciation and amortization deductions, based on the same applicable rate as if they had purchased a direct interest in the Company's property. If the Board chooses not to utilize such aggregate method, the Board may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Membership Interests that would not have a material adverse effect on the Members.

     (e) Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

     (f) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

     (g) The Board may adopt such methods of allocation of income, gain, loss or deduction between a transferor and a transferee of a Membership Interest as it determines necessary, to the extent permitted or required by Section 706 of the Code and the Regulations and rulings promulgated thereunder.

     (h) Allocations that would otherwise be made to a Member under the provisions of this Article VI shall instead be made to the beneficial owner of Membership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Board in its sole discretion.

6.3	Distributions
(a) Notwithstanding any limitations provided elsewhere in this Agreement,

the Board shall cause the Company to (i) for each taxable year, distribute pro rata among the Members the Tax Distributions and (ii) distribute to Klamath Holdings an amount sufficient to pay ordinary and reasonable holding company operating expenses (including

EXHIBIT 3.3

any expenses necessary to maintain the “bankruptcy remote” status of Klamath Holdings); provided, however, that no such distributions shall be made to the extent that the Board determines, in its sole discretion, that funds are not legally available for such distribution by virtue of applicable law or contractual obligation. Distributions pursuant to this Section 6.3(a) shall be applied against amounts otherwise distributable to Members pursuant to Section 6.3(b) or 6.3(c) .

     (b) The Board may make such other distributions as it deems appropriate in its sole discretion. Any distributions made pursuant to this Section 6.3(b) shall first be made to the Members pro rata in proportion to their Percentage Interests. No such distributions shall be made if prohibited by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act or any other applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject.

     (c) The Board shall have the discretion to treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members as a distribution of Available Cash to such Members.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

7.1	Board of Directors
(a) Pursuant to Section 18-404 of the Delaware Limited Liability Company

Act, the Company shall have two classes of Directors which are hereby established: the first class shall consist of the Regular Directors and the second class shall consist of the Independent Directions appointed in accordance with Section 7.11. The Regular Directors shall manage the business and affairs of the Company subject to the provisions of Section 7.10 and the Independent Directors shall have only the powers and duties set forth in Section 7.10 and Section 10.1.

     (b) Subject to Sections 7.10 and 7.11, the business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Majority of the Voting Interest Members. Subject to Section 7.11, the Majority of the Voting Interest Members may determine at any time in their sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Majority of the Voting Interest Members at any time in their sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 7.11. The initial number of Directors shall be seven, two of whom shall be Independent Directors pursuant to Section 7.11. Each Director elected, designated or appointed by the Majority of the Voting Interest Members shall hold office until a successor is elected and qualified or until such Director's earlier death, resignation, or removal. Each Director shall execute and deliver a copy of the

Management Agreement upon the commencement of his or her service as a Director. Each Officer of the Company is hereby authorized to execute any Management

EXHIBIT 3.3

Agreement on behalf of the Company. A Director need not be a Member. The initial Directors designated by the Voting Interest Members are listed on Schedule A hereto.

7.2 Powers

     Subject to Section 7.10, the Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 2.4, the Board of Directors has the authority to bind the Company. No Member, in its capacity as a Member, will have any right, power or authority to act for or on behalf of the Company or to bind the Company.

7.3 Meeting of the Board of Directors

     The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day's notice to each Director by telephone, facsimile, mail, telegram, e-mail or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors.

7.4 Quorum: Acts of the Board

     At all meetings of the Board or any committee thereof, a majority of the Directors constituting the Board or such committee, as applicable, shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board or any committee thereof, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if the minimum number of members of the Board or committee, as the case may be, that would be necessary to authorize or take such action at a meeting attended by all members of the Board or such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

7.5 Electronic Communications

     Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone

EXHIBIT 3.3

conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

7.6	Committees of Directors
(a) The Board may, by resolution passed by a majority of the whole Board,

designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

     (b) In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

     (c) Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Sections 7.10 and 7.11, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

7.7 Compensation of Directors; Expenses

     The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

7.8 Removal of Directors

     Unless otherwise restricted by law and subject to Section 7.11, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Majority of the Voting Interest Members, and any vacancy caused by any such removal or expulsion may be filled by action of the Majority of the Voting Interest Members.

7.9 Directors as Agents

     To the extent of their powers set forth in this Agreement and subject to Section 7.10, the Directors are agents of the Company for the purpose of the Company's business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402

EXHIBIT 3.3

of the Delaware Limited Liability Company Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

7.10	Limitations on the Company's Activities
(a) This Section 7.10 is being adopted in order to comply with certain provisions required in order to qualify the Company as a "special purpose" entity.

     (b) The Members shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of "Independent Director," Article XI or XIII, or Sections 1.1, 2.4, 2.5, 3.4, 4.2, 6.3, 7.1 -7.11, 10.1, 10.2, 12.1, 12.7 or 15.5 of this Agreement without the unanimous written consent of the Board (including all Independent Directors). Subject to this Section 7.10, the Members reserve the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Article XIII.

     (c) Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Members, the Board, any Officer or any other Person, none of the Members, the Board, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior written consent of the Majority of the Voting Interest Members and the prior unanimous written consent of the Board (including all Independent Directors), to take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there are at least two Independent Directors then serving in such capacity.

     (d) The Board and each Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if (i) the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Company and (ii) the Rating Agency Condition is satisfied. The Board also shall cause the Company to:

accounts;

(i)	maintain its own separate books and records and bank
(ii)	at all times hold itself out to the public and all other Persons as a legal entity separate from each Member and any other Person and not as a department or division of any Member or any other Person;

     (iii) have a Board of Directors separate from that of each Member and any other Person;

     (iv) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

EXHIBIT 3.3
(v)	not commingle its assets with assets of any other Person;
(vi)	conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(vii)	maintain separate financial statements;
(viii)	pay its own liabilities only out of its own funds (subject to any arrangements under the Klamath Servicing Agreement, and any successor agreement thereto, pursuant to which a third party advances expenses to be reimbursed by the Company at a later date);

Members;

(ix)	maintain an arm's length relationship with its Affiliates and the
(x)	pay the salaries of its own employees, if any;
(xi)	not hold out its credit or assets as being available to satisfy the obligations of others;

(xii)	allocate fairly and reasonably any overhead for shared office space and other shared expenses;

(xiii)	use separate stationery, invoices and checks;
(xiv)	not pledge its assets for the benefit of any other Person;
(xv)	correct any misunderstanding known to it regarding its separate identity;

      (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

     (xvii) cause its Board of Directors to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

     (xviii) not acquire any securities of any Member (other than preferred membership interests in Yakima or as otherwise contemplated by the Basic Documents and not prohibited by the Related Yakima Documents); and

     (xix) cause the Directors, Officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or any Member or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this

EXHIBIT 3.3

Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members or the Directors.

     (e) So long as any Obligation is outstanding, the Board shall not cause or permit the Company to:

Affiliate;

(i)	guarantee any obligation of any Person, including any
(ii)	engage, directly or indirectly, in any business other than the actions required or permitted to be performed under Section 2.4, the Basic Documents or this Section 7.10;

     (iii) incur, create or assume any indebtedness prohibited by the Basic Documents and the Related Yakima Documents;

     (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person (other than preferred membership interests in Yakima, stock in UST Finance Corp. and equity interests in any Subsidiary permitted under Section 7.10(e)(vi)) to the extent that such loan, advance or ownership or acquisition of stock or securities is prohibited by the Basic Documents or the Related Yakima;

     (v) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests prohibited by the Basic Documents or the Related Yakima Documents; or

     (vi) form, acquire or hold any Subsidiary other than UST Finance Corp., any entity owning UST Finance Corp. or any other entity which is restricted to purposes of the type set forth in Section 2.4(a)(i) .

7.11 Independent Directors

     As long as any Obligation is outstanding, each Member shall cause the Company at all times to have at least two Independent Directors who will be appointed by the Majority of the Voting Interest Members. Each Independent Director accepts its right and authority as an Independent Director under this Agreement and agrees to perform and discharge its duties and obligations as an Independent Director under this Agreement, and further agrees that such rights, authorities, duties and obligations shall continue until its successor as an Independent Director is appointed in accordance with the provisions of this Section 7.11. The initial Independent Directors of the Company are listed on Schedule A attached hereto. Each initial Independent Director shall indicate acceptance of his appointment by execution of a counterpart of this Agreement. To the fullest extent permitted by law, including Section 18-1101 (c) of the Delaware Limited Liability Company Act, the Independent Directors shall consider only the interests of the Company, including its respective creditors, in acting or otherwise voting on the matters referred to in Sections 7.10(b) and 7.10(c) . No resignation or removal of an Independent Director, and no appointment of a successor Independent Director, shall be effective until

EXHIBIT 3.3

such successor (i) shall have accepted his or her appointment as an Independent Director by a written instrument, which may be a counterpart signature page to the Management Agreement, and (ii) shall have executed a counterpart to this Agreement as required by Section 10.1. In the event of a vacancy in the position of Independent Director, the Majority of the Voting Interest Members shall, as soon as practicable, appoint a successor Independent Director. All right, power and authority of the Independent Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. Except as provided in the fifth sentence of this Section 7.11, in exercising their rights and performing their duties under this Agreement, any Independent Director shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware. It is hereby further agreed by all the parties hereto, including the Members, that, to the extent that, at law or at equity, the Independent Directors have duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Independent Directors’ duties and liabilities at law or at equity have been expressly modified by contract as herein provided. No Independent Director shall at any time serve as trustee in bankruptcy for any Affiliate of the Company.

7.12	Officers
(a) Officers. The initial Officers of the Company shall be designated by the

Majority of the Voting Interest Members. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Directors may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers, and such other Officers and agents as it shall deem necessary or advisable, who shall hold their offices for such terms, and shall exercise such powers and perform such duties, as shall be determined from time to time by the Board. Any number of offices may be held by the same person. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The initial Officers of the Company designated by the Majority of the Voting Interest Members are listed on Schedule B hereto.

     (b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other Officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts.

     (c) Vice President. In the absence of the President or in the event of the President's inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of

EXHIBIT 3.3

the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

     (d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of each Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary's inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

     (e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer's transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer's inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

     (f) Officers as Agent. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company's business and, subject to Section 7.10 the actions of the Officers taken in accordance with such powers shall bind the Company.

     (g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

EXHIBIT 3.3

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

8.1 Books, Records and Accounting

     The Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company's business, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.3(a) . Any books and records maintained by or on behalf of the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, however, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

8.2	Fiscal Year
The fiscal year of the Company shall be a fiscal year ending December 31.
8.3	Reports
(a) Within 60 days after the end of each fiscal quarter, the Board shall cause to be prepared an unaudited report setting forth as of the end of such fiscal quarter:

(i)	unless such quarter is the last fiscal quarter, a balance sheet of the Company; and

(ii)	unless such quarter is the last fiscal quarter, an income

statement of the Company for such fiscal quarter.

     (b) The Board shall use diligent efforts to cause to be prepared and mailed to each Member, within 90 days after the end of each fiscal year, an audited or unaudited report setting forth as of the end of such fiscal year:

(i)	a balance sheet of the Company; and
(ii)	an income statement of the Company for such fiscal year.

     (c) The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company's independent accountants, if any, to prepare and transmit to each Member as promptly as possible any such tax information as may be reasonably necessary to enable each Member to prepare its federal, state and local income tax returns relating to such fiscal year.

EXHIBIT 3.3

ARTICLE IX TAX MATTERS

9.1 Tax Returns and Information

     The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Company's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

9.2	Tax Elections
(a) With the best interests of the Members in mind, the Board shall make a determination as to whether the Company shall make the election under Section 754 of the Code in accordance with applicable Regulations thereunder.

     (b) The Company shall elect to deduct expenses incurred in organizing the Company ratably over a 60 month period as provided in Section 709 of the Code.

     (c) Except as otherwise provided herein, the Board shall determine whether the Company should make any other elections permitted by the Code.

9.3 Tax Controversies

     Subject to the provisions hereof, Klamath Holdings is designated as the "tax matters partner" (as defined in the Code) and is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with Klamath Holdings and to do or refrain from doing any or all things reasonably required by Klamath Holdings to conduct such proceedings.

9.4 Withholding

     Notwithstanding any other provision of this Agreement, the Board is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Company to comply with any withholding requirements established under the Code or any other federal, state or local law, including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the Board be treated by the Company as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

EXHIBIT 3.3

ARTICLE X

ADMISSION OF SPECIAL AND ADDITIONAL
MEMBERS

10.1 Admission of Special Members

     Upon the occurrence of any event that causes the last remaining Voting Interest Member to cease to be a Member of the Company, each Person acting as an Independent Director pursuant to Section 7.11 shall, without any action of any Person and simultaneously with such Voting Interest Member ceasing to be a Member of the Company, automatically be admitted to the Company as a Special Member and shall continue the Company without dissolution. No Special Member may withdraw from the Company or transfer its rights as Special Member unless (i) a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement, and (ii) such successor has also accepted its appointment as Independent Director pursuant to Section 7.11; provided, however, the Special Members shall automatically cease to be Members of the Company upon the admission to the Company of an Additional Member as a Voting Interest Member in accordance with Section 10.2. Upon admission to the Company, each Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Delaware Limited Liability Company Act, a Special Member shall not be required to make any Capital Contributions to the Company and shall not receive a Membership Interest. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Delaware Limited Liability Company Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of each Special Member, each person acting as an Independent Director pursuant to Section 7.11 shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as an Independent Director shall not be a member of the Company and shall have no rights or obligations under this Agreement except its duties and obligations as an Independent Director, including, without limitation, its duty and obligation to become a Special Member and be admitted to the Company upon the occurrence of the conditions specified in this Section 10.1.

10.2	Admission of Additional Members and Substituted Members
(a) A Person (other than Klamath Holdings, Services or a Substituted

Member) who makes a Capital Contribution to the Company in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Board (i) evidence of acceptance in form satisfactory to the Board of all the terms and conditions of this Agreement, and (ii) such other documents or instruments

EXHIBIT 3.3

as may be required in the discretion of the Board to effect such Person's admission as an Additional Member.

     (b) Notwithstanding anything to the contrary in this Section 10.2, (i) no Person shall be admitted as an Additional Member or a Substituted Member without the consent of a Majority of the Voting Interest Members which consent may be given or withheld in their discretion and (ii) so long as any Obligation remains outstanding, no Additional Member or a Substituted Member may be admitted to the Company unless (i) the Rating Agency Condition is satisfied and (ii) such admission is not prohibited under the Basic Documents. The admission of any Person as an Additional Member or a Substituted Member shall become effective on the date on which the name of such Person is recorded as such in the books and records of the Company, following the consent of the Majority of the Voting Interest Members to such admission.

10.3 Amendment of Agreement and Certificate of Formation

     To effect the admission to the Company of any Member, the Board shall take all steps necessary and appropriate under the Delaware Limited Liability Company Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement, and, if required by law, the Board shall prepare and file an amendment to the Certificate of Formation.

ARTICLE XI WITHDRAWAL OF MEMBERS

     So long as any Obligation is outstanding, no Member may withdraw from the Company, unless such withdrawal is not prohibited under the Basic Documents and the Rating Agency Condition is satisfied. If any Member is permitted to withdraw from the Company pursuant to this Article XI, an Additional Member of the Company shall be admitted to the Company, subject to Section 10.2, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the withdrawal and, immediately following such admission, the withdrawing Member shall cease to be a member of the Company.

ARTICLE XII DISSOLUTION AND LIQUIDATION

12.1	Dissolution
(a) Subject to Section 7.10 and Section 10.1, the Company shall be dissolved,

and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Voting Interest Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Voting Interest Member of the Company in the

EXHIBIT 3.3

Company unless the business of the Company is continued in a manner permitted by this Agreement or the Delaware Limited Liability Company Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Limited Liability Company Act. Upon the occurrence of any event that causes the last remaining Voting Interest Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Voting Interest Member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such Voting Interest Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a Substituted Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Voting Interest Member of the Company in the Company.

     (b) Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member or a Special Member shall not cause the Member or Special Member, respectively, to cease to be a Member or Special Member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

     (c) Notwithstanding any other provision of this Agreement, each of the Members and the Special Members waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member or a Special Member, or the occurrence of an event that causes a Member or a Special Member to cease to be a Member or Special Member of the Company.

     (d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Delaware Limited Liability Company Act.

     (e) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Delaware Limited Liability Company Act.

12.2 Liquidator

     Upon dissolution of the Company, the Board shall select one or more Persons to act as Liquidator. The Liquidator shall be entitled to receive such compensation for its services as may be approved by the Majority of the Voting Interest Members. The Liquidator shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by the Majority of the Voting Interest Members. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all

EXHIBIT 3.3

rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Majority of the Voting Interest Members. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all the powers conferred on the Board under the terms of this Agreement (but subject to all the applicable limitations, contractual and otherwise, on the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

12.3 Liquidation

     The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Members, subject to Section 18-804 of the Delaware Limited Liability Company Act and the following:

12.3.1 Disposition of Assets

     The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.3.3 to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Company's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company's assets would be impractical or would cause undue loss to the Members. The Liquidator may, in its absolute discretion, distribute the Company's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

12.3.2 Discharge of Liabilities

     Liabilities of the Company include amounts owed to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

12.3.3 Liquidation Distributions

     All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3.2 shall be distributed among the Members, in accordance with,

EXHIBIT 3.3

and to the extent of, the positive balances in such Members' Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.3.3) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704 -1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

12.4 Cancellation of Certificate of Formation

     Upon the completion of the distribution of Company cash and property as provided in Section 12.3 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation, as well as all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware, shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

12.5 Return of Contributions

     The Directors shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

12.6 Waiver of Partition

     Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members and the Special Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, in whole or in part, in property of the Company, and no Member shall have the status of a creditor with respect to any distribution pursuant to Section 6.3 hereof.

12.7 Capital Account Restoration

     No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XIII AMENDMENT OF AGREEMENT

     Subject to Section 7.10, this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Majority of the Voting Interest Members; provided, however, that no modification, alteration,

EXHIBIT 3.3

supplement or amendment which would have a material adverse effect on a Non-Voting Interest Member or would modify, alter, supplement or amend any of the terms of this Agreement applicable to the Non-Voting Interests shall be effective without the prior written consent of the holders of a majority of the Non-Voting Interests (as measured by reference to the Non-Voting Interest Members respective Percentage Interests).

Notwithstanding anything to the contrary in this Agreement, so long as any Obligation is outstanding, this Agreement may not be modified, altered, supplemented or amended unless the Rating Agency Condition is satisfied and such action is not prohibited by the Basic Documents except:

(a)	to cure any ambiguity;
(b)	to convert or supplement any provision in a manner consistent with the intent of this Agreement and the other Basic Documents; or

     (c) to effect a change that, in the sole discretion of the Board, is necessary or advisable to qualify or continue the qualification of the Company as a limited liability company in which the Members have limited liability under the laws of any state or to ensure that the Company will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

ARTICLE XIV

MERGER

14.1 Authority

     The Company may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XIV.

14.2   Procedure for Merger or Consolidation

     Merger or consolidation of the Company pursuant to this Article XIV requires the prior approval of the Board. If the Board shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the Board shall approve the Merger Agreement, which shall set forth:

     (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

     (b) The name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

EXHIBIT 3.3
(c)	The terms and conditions of the proposed merger or consolidation;
(d)	The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) that the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of, their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

     (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

     (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

     (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the Board or as required by applicable law.

14.3	Approval by Members of Merger or Consolidation
(a) Except as provided in Section 14.3(d), the Board, upon its approval of the

Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Voting Interest Members, whether at a special meeting or by written consent. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

     (b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of all of the Members.

     (c) Except as provided in Section 14.3(d), after such approval by vote or consent of all of the Voting Interest Members, and at any time prior to the filing of the

EXHIBIT 3.3

certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

     (d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the Board is permitted, in its discretion, without Member approval, to merge the Company or any Group Member into, or convey all the Company's assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Company or other Group Member if (i) the Board has received an opinion of counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity, and (iii) the governing instruments of the new entity provide the Members with the same rights and obligations as are herein contained.

14.4 Certificate of Merger

     Upon the required approval of the Merger Agreement by the Board and the Voting Interest Members, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Limited Liability Company Act.

14.5	Effect of Merger
	(a)	At the effective time of the certificate of merger:
(i) all the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

     (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

     (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

     (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

EXHIBIT 3.3

     (b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV GENERAL PROVISIONS

15.1 Addresses and Notices

     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice to the Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 2.3. The Board may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

15.2 Further Action

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

15.3 Binding Effect

     The parties hereto hereby acknowledge and agree that the Company will become a party to this Agreement by execution of a copy hereof by a Director or Officer on behalf of the Company, and in connection therewith, the Company shall have the right to enforce the terms of this Agreement against each of the parties hereto. Notwithstanding any other provision of this Agreement, each Member agrees that this Agreement including, without limitation, Articles XI and XIII and Sections 2.4, 2.5, 3.4, 4.2, 7.1 -7.11, 10.2, 12.1, 15.3 and 15.5, constitutes a legal, valid and binding agreement of such Members, and is enforceable against such Members by the Independent Directors, in accordance with its terms. In addition, the Independent Directors shall be intended beneficiaries of this Agreement.

15.4 Integration

     This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

15.5 Creditors

     None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member or a Special Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than

EXHIBIT 3.3

Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 15.3) .

15.6 Waiver

     No failure by any party to insist on the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach of any other covenant, duty, agreement or condition.

15.7 Counterparts

     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

15.8 Applicable Law

     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

15.9 Severability of Provisions

     Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

EXHIBIT 3.3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UST KLAMATH FALLS HOLDINGS, LLC, a Delaware limited liability company

By: _______________________________
Name: John M. Rudey
Title: President

U.S. TIMBERLANDS SERVICES COMPANY, L.L.C, a Delaware limited liability company

By: _______________________________
Name: John M. Rudey
Title: President

   In accordance with Section 15.3 of this Agreement, U.S. Timberlands Klamath Falls, L.L.C. hereby executes this Agreement for the purpose of becoming a party hereto and agreeing to perform its obligations and duties hereunder and becoming entitled to enjoy its rights and benefits hereunder and, without limiting the generality of the foregoing, U.S. Timberlands Klamath Falls, L.L.C. shall have the right to enforce the terms of this Agreement against the parties hereto.

U.S. TIMBERLANDS KLAMATH FALLS, L.L.C.

By: _______________________________
Name: John M. Rudey
Title: President

Agreed and Consented to by the Independent Directors, and in the event admitted as a Special Member pursuant to Section 10.1 of this Agreement, by the Special Members.

By: _______________________________
Suzanne M. Hay, Independent Director

By: _______________________________
Carrie L. Tillman, Independent Director

EXHIBIT 3.3

Schedule A
Directors of U.S. Timberlands Klamath Falls, L.L.C.

Regular Directors

John M. Rudey
Laurie G. Rudey
George R. Hornig
Mel A. Sachs
John David Layton

Independent Directors

Suzanne M. Hay
Carrie L. Tillman

EXHIBIT 3.3

Schedule B
Officers of U.S. Timberlands Klamath Falls, L.L.C.

John M. Rudey - President

Thomas C. Ludlow - Vice President, Secretary and Treasurer

EXHIBIT 3.3

Exhibit A
Management Agreement

U.S. Timberlands Klamath Falls, L.L.C.
625 Madison Avenue, Suite 10-B
New York, New York  10022
July 25, 2003

The Board of Directors

Re:	Management Agreement - U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company (the "Company")

Ladies and Gentlemen:

                Reference is made to the Third Amended and Restated Operating Agreement of U.S. Timberlands Klamath Falls, L.L.C., a Delaware limited liability company (the "Company"), dated as of July 25, 2003, as it may be amended or restated from time to time (the "Operating Agreement"). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Operating Agreement.

                For good and valuable consideration, each of the undersigned Persons, who have been designated as Regular Directors or Independent Directors of the Company (as set forth on Schedule A hereto) in accordance with the Operating Agreement, hereby agrees as follows:

1. Each of the undersigned accepts such Person's rights and authority as a Regular Director or Independent Director, as the case may be, under the Operating Agreement and agrees to perform and discharge such Person's duties and obligations as a Regular Director or Independent Director, as the case may be, under the Operating Agreement, and further agrees that such rights, authorities, duties and obligations under the Operating Agreement shall continue until such Person's successor as a Regular Director or Independent Director, as the case may be, is designated or until such Person's resignation or removal as a Regular Director or Independent Director, as the case may be, in accordance with the Operating Agreement. Each Regular Director agrees and acknowledges that it has been designated as a "manager" of the Company within the meaning of the Delaware Limited Liability Company Act.

2. So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

4. This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Management Agreement and all of which together shall constitute one and the same instrument

EXHIBIT 3.3

   IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

U.S. Timberlands Klamath Falls, L.L.C.

By: ______________________________
Name: John M. Rudey
Title: President

_________________________________
John M. Rudey

_________________________________
Laurie G. Rudey

_________________________________
George R. Hornig

_________________________________
Mel A. Saks

_________________________________
John David Layton

_________________________________
Suzanne M. Hay

_________________________________
Carrie L. Tillman

EXHIBIT 3.3

Schedule A

Regular Directors

John M. Rudey
Laurie G. Rudey
George R. Hornig
Mel A. Sachs
John David Layton

Independent Directors

Suzanne M. Hay
Carrie L. Tillman